Exhibit 10.27

TWELFTH AMENDMENT TO
CREDIT AND SECURITY AGREEMENTS

THIS TWELFTH AMENDMENT TO CREDIT AND SECURITY AGREEMENTS (the “Amendment”), dated as of June 9, 2014, is entered into by and between CAPSTONE TURBINE CORPORATION, a Delaware corporation (“Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”).

RECITALS

A.                                    Company and Wells Fargo are parties to (i) a Credit and Security Agreement dated February 9, 2009 (as amended by that certain First Amendment to Credit and Security Agreements, dated June 9, 2009 (“First Amendment”), that certain Second Amendment to Credit and Security Agreements and Waiver of Defaults, dated November 5, 2009 (“Second Amendment”), that certain Third Amendment to Credit and Security Agreements and Waiver of Default, dated June 11, 2010 (“Third Amendment”), that certain Fourth Amendment to Credit and Security Agreements, dated June 29, 2010 (“Fourth Amendment”), that certain Fifth Amendment to Credit and Security Agreements, dated November 9, 2010 (“Fifth Amendment”), that certain Sixth Amendment to Credit and Security Agreement and Waiver of Default, dated March 23, 2011 (“Sixth Amendment”), that certain Seventh Amendment to Credit and Security Agreements and Waiver of Default, dated June 2, 2011 (“Seventh Amendment”), that certain Eighth Amendment to Credit and Security Agreements, dated September 27, 2011 (“Eighth Amendment”), that certain Ninth Amendment to Credit and Security Agreements and Waiver of Default, dated February 7, 2012 (“Ninth Amendment”), that certain Tenth Amendment to Credit and Security Agreement, dated June 11, 2012 (“Tenth Amendment”), and that certain Eleventh Amendment to Credit and Security Agreement, dated June 5, 2013 (“Eleventh Amendment”), and as further amended from time to time, the “Domestic Credit Agreement”), and (ii) a Credit and Security Agreement (Ex-Im Subfacility), dated February 9, 2009 (as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment, the Eighth Amendment, the Ninth Amendment, the Tenth Amendment, and the Eleventh Amendment, and as further amended from time to time, the “Ex-Im Credit Agreement”; and together with the Domestic Credit Agreement, the “Credit Agreements”).  Capitalized terms used in these recitals have the meanings given to them in the Credit Agreements unless otherwise specified.

B.                                    Company has requested that certain additional amendments be made to the Credit Agreements (including, but not limited to, the addition of a new capital expenditure line of credit), and Wells Fargo is willing to agree to such amendments pursuant to the terms and conditions set forth herein.

Twelfth Amendment to Credit and Security Agreements
WFBC/Capstone Turbine Corporation

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.                                      Amendments to Credit Agreements.  The Credit Agreements are amended as follows:

1.1                               The first Recital of the Domestic Credit Agreement is amended to read in its entirety as follows:

“Company has asked Wells Fargo to provide it with (i) a $15,000,000 revolving line of credit (the “Line of Credit”) for working capital purposes and to facilitate the issuance of letters of credit, with the amount of such Line of Credit subject to increase as provided in Section 1.1(e), and (ii) a $500,000 non-revolving capital expenditure line of credit (“Capital Expenditure Line”).  Wells Fargo is agreeable to meeting Company’s request, provided that Company agrees to the terms and conditions of this Agreement.”

1.2                               The first Recital of the Ex-Im Credit Agreement is amended to read in its entirety as follows:

“Company has asked Wells Fargo to provide it with a $10,000,000 revolving line of credit (the “Line of Credit”) for working capital purposes, with such Line of Credit constituting a subfacility within the Domestic Facility Agreement (defined below), with the amount of such Line of Credit subject to increase as provided in Section 1.1(e).  Wells Fargo is agreeable to meeting Company’s request, provided that Company agrees to the terms and conditions of this Agreement.”

1.3                               Section 1.1(a) of the Domestic Credit Agreement.  Section 1.1(a) of the Domestic Credit Agreement is amended to read in its entirety as follows:

“(a)                           Line of Credit and Limitations on Borrowing.  Wells Fargo shall make Advances to Company under the Line of Credit that (i) together with the L/C Amount and the aggregate outstanding amount of Indebtedness and other obligations owing under or in connection with the Ex-Im Credit Agreement, shall not at any time exceed in the aggregate $15,000,000, as such amount may be increased pursuant to Section 1.1(e) (the “Maximum Line Amount”), and (ii) together with the L/C Amount, exceed in the aggregate, the Borrowing Base limitations described in Section 1.2.  Within these limits, Company may periodically borrow, prepay in whole or in part, and reborrow.  Wells Fargo has no obligation to make an Advance during a Default Period or at any time Wells Fargo believes that an Advance would result in an Event of Default.”

1.4                               Section 1.1(a) of the Ex-Im Credit Agreement.  Section 1.1(a) of the Ex-Im Credit Agreement is amended to read in its entirety as follows:

“(a)                           Line of Credit and Limitations on Borrowing.  Wells Fargo shall make Advances to Company under the Line of Credit that do not exceed in the aggregate the lesser of (i) $10,000,000, as such amount may be increased pursuant to Section 1.1(e) (the “Maximum Line Amount”), and (ii) the Borrowing Base limitations described in Section 1.2.  Within these limits, Company may periodically borrow, prepay in whole or in part, and reborrow.  Wells Fargo has no obligation to make an Advance during a Default Period or at any time Wells Fargo believes that an Advance would result in an Event of Default.  The Line of Credit provided for in this Agreement is subject to the limitations set forth in the Domestic Facility Agreement and is deemed to be a subfacility within the “Line of Credit” provided for in the Domestic Facility Agreement as set forth therein.”

1.5                               Section 1.1(b)(i) of the Domestic Credit Agreement.  Clause (i) of Section 1.1(b) of the Domestic Credit Agreement is amended to read in its entirety as follows:

“(i) September 30, 2017 (the “Maturity Date”),”

1.6                               Section 1.1(e) of the Domestic Credit Agreement.  The following new Section 1.1(e) is hereby added to the end of Section 1.1 of the Domestic Credit Agreement:

“(e)                            Accordion.

(i)                                     At the option of Company (but subject to the conditions set forth in this Section 1.1(e) below), the Maximum Line Amount may be permanently increased pursuant to this Section 1.1(e) on one occasion by $5,000,000 (the “Increase”).

(ii)                                  Each of the following shall be conditions precedent to the Increase of the Maximum Line Amount under Section 1.1(e)(i) (the “Increase Conditions”):

(A)                               each of the conditions precedent set forth in Section 3.2 are satisfied;

(B)                               Company has delivered to Wells Fargo (a) a written request to implement the Increase, and (b) a certificate, in form and substance satisfactory to Wells Fargo, executed by the Chief Financial Officer of Company, certifying that (1) no Default or Event of Default has occurred and is continuing or will occur after giving effect to the applicable Increase and (2) Company is in compliance with the financial covenants set forth in Section 5.2 as of the most-recent test dates for each such financial covenant preceding the proposed date of the Increase; and

(C)                               Company shall have paid to Wells Fargo a one-time increase fee equal to $25,000.

(iii)                               Wells Fargo shall implement the Increase within 30 days (or such shorter period approved by Wells Fargo in Wells Fargo’s sole discretion) after satisfaction of all of the Increase Conditions.”

1.7                               Section 1.1(e) of the Ex-Im Credit Agreement.  The following new Section 1.1(e) is hereby added to the end of Section 1.1 of the Ex-Im Credit Agreement:

“(e)                            Accordion.

(i)                                     At the option of Company (but subject to the conditions set forth in this Section 1.1(e) below), the Maximum Line Amount may be permanently increased pursuant to this Section 1.1(e) on one occasion by $5,000,000 (the “Increase”).

(ii)                                  Each of the following shall be conditions precedent to the Increase of the Maximum Line Amount under Section 1.1(e)(i) (the “Increase Conditions”):

(A)                               The “Increase” provided for in Section 1.1(e) of the Domestic Facility Agreement shall have been exercised by the Company in accordance with the terms of the Domestic Facility Agreement, such that the “Maximum Line Amount” under the Domestic Facility Agreement is $20,000,000.  For sake of clarity, the Company is not required to request the Increase under this Agreement if the “Increase” under the Domestic Facility Agreement is implemented (i.e., the Company may, at its option, elect to implement the “Increase” under the Domestic Facility Agreement, but not implement the Increase under this Agreement);

(B)                               the Ex-Im Bank shall have approved the Increase, the Company shall have executed and delivered all additional agreements, instruments, and other instruments and items required by Ex-Im Bank or Wells Fargo in connection with the Increase, and the Company shall have paid all fees, costs, and expenses imposed by Ex-Im Bank in connection therewith;

(C)                               each of the conditions precedent set forth in Section 3.2 are satisfied; and

(D)                               Company has delivered to Wells Fargo (a) a written request to implement the Increase, and (b) a certificate, in form and substance satisfactory to Wells Fargo, executed by the Chief Financial Officer of Company, certifying that (1) no Default or Event of Default has occurred and is continuing or will occur after giving effect to the applicable Increase and (2) Company is in compliance with the financial covenants set forth in Section 5.2 as of the most-recent test dates for each such financial covenant preceding the proposed date of the Increase.

(iii)                               Wells Fargo shall implement the Increase within 30 days (or such shorter period approved by Wells Fargo in Wells Fargo’s sole discretion) after satisfaction of all of the Increase Conditions.”

1.8                               Section 1.2(a) of the Domestic Credit Facility.  Section 1.2(a) of the Domestic Credit Agreement is amended to read in its entirety as follows:

“(a)                           “Borrowing Base.  The borrowing base (the “Borrowing Base”) is an amount equal to:

(i)                                     85% or such lesser percentage of Eligible Accounts as Wells Fargo in its sole discretion may deem appropriate; provided that this rate may be reduced at any time by Wells Fargo’s in its sole discretion by one percent (1%)for each percentage point by which Dilution on the date of determination is in excess of five percent (5.0%), plus

(ii)                                  the lesser of (i) 25% or such lesser percentage of Eligible Inventory as Wells Fargo in its sole discretion may deem appropriate or (ii) $2,000,000, plus

(iii)                               on the last day of each calendar quarter and during the immediately two succeeding days thereafter, an amount of up to $500,000, as such amount may be approved by Wells Fargo in Wells Fargo’s sole discretion from time to time, less

(iv)                              a reserve equal to ten percent (10%) of the aggregate outstanding amount of Indebtedness and other obligations owing under or in connection with the Ex-Im Credit Agreement from time to time, less

(v)                                 the Borrowing Base Reserve, less

(vi)                              Indebtedness (other than Indebtedness constituting “Advances” under the Ex-Im Credit Agreement) that is not otherwise described in Section 1, including Indebtedness that Wells Fargo in its sole discretion finds on the date of determination to be equal to Wells Fargo’s net credit exposure with respect to any swap, derivative, foreign exchange, hedge, deposit, treasury management or similar transaction or arrangement extended to Company by Wells Fargo and any Indebtedness owed by Company to Wells Fargo Merchant Services, L.L.C.”

1.9                               Section 1.2(a)(ii) of the Ex-Im Credit Agreement.  Section 1.2(a)(ii) of the Ex-Im Credit Agreement is amended to read in its entirety as follows:

“(ii)                            the lesser of (i) 50% or such lesser percentage of Eligible Inventory as Wells Fargo in its sole discretion may deem appropriate or (ii) $3,000,000, if the Increase has not been exercised in accordance with Section 1.1(e), or $4,000,000, if the Increase has been exercised in accordance with Section 1.1(e), less”

1.10                        Sections 1.3(a) and (b) of the Domestic Credit Agreement.  Sections 1.3(a) and (b) of the Domestic Credit Agreement are amended to read in their entirety as follows:

“(a)                           Advances to Operating Account.  Except as otherwise provided in this Agreement, Advances shall be credited to Company’s demand deposit account maintained with Wells Fargo (the “Operating Account”), unless the parties agree in a Record Authenticated by both of them to disburse to another account.”

“(b)                           Advances upon Company’s Request.  Line of Credit Advances may be funded upon Company’s request and CapEx Term Advances shall be funded as provided in Section 1.11.  No request will be deemed received until Wells Fargo acknowledges receipt, and Company, if requested by Wells Fargo, confirms the request in an Authenticated Record.  Company shall repay all Advances, even if the Person requesting the Advance on behalf of Company lacked authorization.  The Company shall make a request for a Line of Credit Advance no later than 9:00 a.m. Santa Monica, California Time on the Business Day on which it wants the Advance to be funded, which request shall specify the principal Advance amount being requested.”

1.11                        Section 1.4(b) of the Credit Agreements.  Section 1.4(b) of the Credit Agreements is amended to read in its entirety as follows:

“(b)                           Payment of Accounts by Company’s Account Debtors.  Company shall arrange for all proceeds of Collateral (including, but not limited to, payments from its account debtors) to be promptly deposited into the Collection Account, and, with respect to any payment by wire transfer or similar means, to instruct such payor to deliver such payments to Wells Fargo by wire transfer, ACH, or other means as Wells Fargo may direct for deposit to the Collection Account or for direct application to the Line of Credit.  Until deposited, Company shall hold all such payments and Proceeds in trust for Wells Fargo without commingling with other funds or property.  All deposits held in the Collection Account shall constitute Proceeds of Collateral and shall not constitute the payment of Indebtedness.”

1.12                        Sections 1.5(a), (b), and (c) of the Domestic Credit Agreement.  Sections 1.5(a), (b), and (c) of the Domestic Credit Agreement are amended to read in their entirety as follows:

“(a)                           Interest Rate Applicable to Line of Credit and CapEx Term Advances.  Except as otherwise provided in this Agreement, the unpaid principal amount of each Line of Credit Advance evidenced by the Revolving Note and the CapEx Term Advances shall accrue interest at an annual interest rate calculated as follows:

Floating Rate Pricing

The “Floating Rate” for Line of Credit Advances and CapEx Term Advances = the sum of (i) Daily Three Month LIBOR, which interest rate shall change whenever Daily Three Month LIBOR changes, plus (ii) the applicable Margin.

The “Margin” shall be three and three quarters percent (3.75%) per annum.”

“(b)                           Minimum Interest Charge.  Notwithstanding the other terms of Section 1.5 to the contrary, and except as limited by the usury savings provision of Section 1.5(e), Company shall pay Wells Fargo at least $66,000 of interest each calendar quarter under this Agreement (not including interest that accrues on the CapEx Term Advances) and the Ex-Im Credit Agreement (the “Minimum Interest Charge”) during the term of this Agreement, and Company shall pay any deficiency between the Minimum Interest Charge and the amount of interest otherwise payable on the first day of each calendar quarter and on the Termination Date.  When calculating this deficiency, (i) the Default Rate set forth in Section 1.5(c), if applicable, and (ii) any interest that accrues on the CapEx Term Advances, shall each be disregarded.”

“(c)                            Default Interest Rate.  Commencing on the day an Event of Default occurs, through and including the date identified by Wells Fargo in a Record as the date that the Event of Default has been cured or waived (each such period a “Default Period”), or during a time period specified in Section 1.8, or at any time following the Termination Date, in Wells Fargo’s sole discretion and without waiving any of its other rights or remedies, the principal amount of the Revolving Note and the CapEx Term Advances shall bear interest at a rate that is three percent (3.0%) above the contractual rate set forth in Section 1.5(a) (the “Default Rate”), or any lesser rate that Wells Fargo may deem appropriate, starting on the first day of the month in which the Default Period begins through the last day of that Default Period, or any shorter time period to which Wells Fargo may agree in an Authenticated Record.”

1.13                        Section 1.6(e) of the Domestic Credit Agreement.  Section 1.6(e) of the Domestic Credit Agreement is amended to read in its entirety as follows:

“(e)                            Line of Credit Termination and/or Reduction Fees.  If (i) Wells Fargo terminates the Line of Credit during a Default Period, (ii) Company terminates or reduces the Line of Credit on a date prior to the Maturity Date, (iii) Company terminates or reduces the Line of Credit on the Maturity Date in accordance with Section 1.8(b), or (iv) Company and Wells Fargo agree to reduce the Maximum Line Amount, then Company shall pay Wells Fargo as liquidated damages a termination or reduction fee in an amount equal to a percentage of the Maximum Line Amount (or the reduction of the Maximum Line Amount, as the case may be) calculated as follows:  (A) three percent (3.0%) if the termination or reduction occurs on or before May 31, 2015; (B) two percent (2.0%) if the termination or reduction occurs after May 31, 2015, and on or before May 31, 2016; and (C) zero percent (-0-%) if the termination or reduction occurs after May 31, 2016.”

1.14                        Section 1.6(k) of the Domestic Credit Agreement.  Section 1.6(k) of the Domestic Credit Agreement is amended to read in its entirety as follows:

“(k)                           Termination and Prepayment Fees Following Refinance by a Wells Fargo Regional Commercial Banking Group.  If the Line of Credit is refinanced by a Wells Fargo Regional Commercial Banking Office and this Agreement is terminated, such refinancing will not be deemed a termination or prepayment resulting in the payment of termination and/or prepayment fees under Section 1.6(e).”

1.15                        Sections 1.7(a), (b), and (d) of the Domestic Credit Agreement.  Sections 1.7(a), (b), and (d) of the Domestic Credit Agreement are hereby amended to read in their entirety as follows:

“(a)                           Interest Payments and Interest Accrual.  Accrued and unpaid interest under the Revolving Note and with respect to the CapEx Term Advances on Floating Rate Advances shall be due and payable on the first day of each month (each an “Interest Payment Date”) and on the Termination Date, and shall be paid in the manner provided in Section 1.4(c) and Section 1.11.  Interest shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of Advance to the Interest Payment Date.

(b)                                 Payment of Revolving Note Principal and CapEx Term Advances Principal.  The principal amount of the Revolving Note and the CapEx Term Advances shall be paid from time to time as provided in this Agreement, and shall be fully due and payable on the Termination Date.

(d)                                 Computation of Interest and Fees.  Interest accruing on the unpaid principal amount of the Revolving Note and the CapEx Term Advances and fees payable under this Agreement shall be computed on the basis of the actual number of days elapsed in a year of 360 days.”

1.16                        Section 1.11 of the Domestic Credit Agreement.  The following new Section 1.11 is hereby added immediately after Section 1.10 of the Domestic Credit Agreement:

“1.11                 CapEx Term Advances.

(a)                                 CapEx Term Advances.  Wells Fargo shall, subject to the terms and conditions of this Agreement, make Advances to Company from time to time on any date that is on or prior to Termination Date, to enable Company to acquire additional Eligible Equipment for use in Company’s business (each a “CapEx Term Advance”).  Wells Fargo shall have no obligation to make a CapEx Term Advance if (i) after giving effect to such requested CapEx Term Advance, the aggregate principal amount of the CapEx Term Advances made by Wells Fargo to or for the benefit of Company would exceed $500,000 (the “CapEx Line Commitment”), and (ii) the amount of the CapEx Term Advance would exceed eighty five percent (85%) of the direct cost of the Eligible Equipment to which the CapEx Term Advance relates (but excluding all soft acquisition costs, such as taxes, insurance, delivery, and installation costs and expenses).  Company’s obligation to pay the CapEx Term Advances shall be secured by all of the Collateral.  Each CapEx Term Advance (i) shall be made by Wells Fargo at such times and in such amounts (subject to the foregoing limitations) as either Company may request in writing in connection with the purchase of additional Eligible Equipment by any of the Company, and shall be advanced directly to the applicable vendor concurrently with the acquisition of title to the Eligible Equipment by Company (or to Company, if permitted by Wells Fargo in Wells Fargo’s reasonable discretion), and (ii) once borrowed may be repaid or prepaid, subject to the terms and conditions of this Agreement and the other Loan Documents, but not reborrowed.  The foregoing notwithstanding:  (i) all Eligible Equipment hereafter acquired by any Company with the proceeds of a CapEx Term Advance shall be free and clear of all liens, security interests, and other encumbrances (except in favor of Wells Fargo) and such acquisition(s) shall be pursuant to agreements and documentation approved by Wells Fargo (and Company shall provide Wells Fargo with copies of all invoices, shipping documents, and any documents requested by Wells Fargo), (ii) all Eligible Equipment purchased by Company for which Company has requested a CapEx Term Advance shall be new (except as otherwise permitted by Wells Fargo in Wells Fargo discretion) and otherwise acceptable to Wells Fargo in all respects (and, if requested by Wells Fargo, appraised by an appraiser acceptable to Wells Fargo) and shall not, at any time, be affixed to real property or become installed in or affixed to other goods, (iii) Wells Fargo shall have a first priority perfected security interest in the additional Eligible Equipment acquired by Company with the proceeds of a CapEx Term Advance concurrently with the funding of such CapEx Term Advance, (iv) Company shall make each written request for a CapEx Term Advance no later than five (5) Business Days prior to the date that Company wishes to receive the CapEx Term Advance, (v) each request for a CapEx Term Advance shall be by a Person pursuant to Section 1.3(b), (vi) Wells Fargo shall have received satisfactory evidence that the subject

Eligible Equipment has been delivered and received by Company (including, but not limited to, if requested by Wells Fargo, a visual inspection by Wells Fargo) prior to each CapEx Term Advance, and (vii) Wells Fargo shall have no obligation to make more than three (3) CapEx Term Advances.

(b)                                 Terms Applicable to all CapEx Term Advances.  Upon fulfillment of the applicable conditions set forth in Section 3, and except as otherwise provided in this Agreement, Wells Fargo shall deposit the proceeds of the requested CapEx Term Advance by crediting the same to the Operating Account (described in Section 1.3(a)) or directly to the vendor as provided in Section 1.11(a).  Any request for a CapEx Term Advance, whether written or telephonic, shall be deemed to be a representation by Company, upon which Wells Fargo may rely, that Company is in compliance with the conditions set forth in Section 3 as of the time of the request.

(c)                                  Requesting CapEx Term Advances.  Company must request each CapEx Term Advance no later than 9:00 a.m. Santa Monica, California Time five (5) Business Days prior to the date on which Company wishes the CapEx Term Advance to be disbursed.  Upon request, Company shall confirm its request for a CapEx Term Advance in an Authenticated Record, and agree that they shall repay the CapEx Term Advance even if the Person requesting any CapEx Term Advance on behalf of any Company lacked authorization.

(d)                                 Payment of CapEx Term Advances.  The outstanding principal balance of and accrued interest on the CapEx Term Advances shall be due and payable as follows:

(i)                                     Subject to Section 1.7(b) (requiring the unpaid principal balance to be paid on the Termination Date notwithstanding any provision to the contrary in this Agreement), the principal balance of each CapEx Term Advance shall be repaid beginning on the first day of the first calendar month following the date of each such CapEx Term Advance and continuing on the first day of each calendar month thereafter, in equal monthly installments sufficient to fully amortize the principal balance of each such CapEx Term Advance over an assumed amortization period of 24 months from the date of each CapEx Term Advance.

(ii)                                  If Wells Fargo at any time obtains an appraisal of Company’s Equipment, and the appraisal shows the aggregate outstanding principal balance of the CapEx Term Advances to exceed the lesser of (x) 100% of the Net Forced Liquidation Value of Eligible Equipment (including the equipment acquired with the CapEx Term Advances), or (y) 85% of the Net Orderly Liquidation Value of Eligible Equipment (including the equipment acquired with the CapEx Term Advances), then the Company, upon demand by Wells Fargo, shall either (as determined by Wells Fargo) (i) immediately prepay the CapEx Term Advances in the amount of such excess, or (ii) make additional monthly payments of principal in such amount as determined by Wells Fargo.

(iii)                               Notwithstanding any provision to the contrary in this Agreement or the other Loan Documents, on the Termination Date the entire unpaid principal balance of the CapEx Term Advances and all unpaid interest accrued thereon shall be fully due and payable.

(iv)                              Required payments of principal of and interest on the CapEx Term Advances shall be collected by Wells Fargo through a Line of Credit Advance in the same amount, or by such other method as Company and Wells Fargo may agree.  Proceeds from the liquidation of Collateral consisting of equipment shall be applied to the CapEx Term Advances in any order selected by Wells Fargo; provided that nothing in this paragraph shall be deemed to permit Company to liquidate any Collateral, and any such liquidation shall be allowed only to the extent otherwise permitted in this Agreement.

(v)                                 Company may voluntarily prepay the CapEx Term Advances at any time.  All CapEx Term Advance prepayments shall be applied in the inverse order of maturity.”

1.17                        Section 5.2(b) of the Credit Agreements.  Section 5.2(b) of the Credit Agreements is amended to read in its entirety as follows:

“(b)                           Minimum Adjusted Net Income.  Company shall achieve Adjusted Net Income, measured on each of the following test dates described below, for the periods specified below, of not less than the amount set forth opposite each such test date and test period (numbers appearing between “< >“ are negative):

Test Date and Test Period	Minimum Adjusted Net Income
Fiscal Year to Date Period ending June 30, 2014	$	<6,812,000	>
Fiscal Year to Date Period ending September 30, 2014	$	<8,085,000	>
Fiscal Year to Date Period ending December 31, 2014	$	<8,921,000	>
Fiscal Year to Date Period ending March 31, 2015	$	<9,657,000	>

1.18                        Section 5.2(c) of the Credit Agreements.  Section 5.2(c) of the Credit Agreements is amended to read in its entirety as follows:

“(c)                            Minimum Cash to Unreimbursed Line of Credit Advances Coverage Ratio.  At all times during which this Section 5.2(c) shall be in effect, the ratio of (i) the sum of the outstanding Advances under the Revolving Note, plus the outstanding principal balance of the CapEx Term Advance, plus the L/C Amount, plus the outstanding “Advances” under the Ex-Im Credit Agreement to (ii) cash and Cash Equivalents of Company in which Wells Fargo has a perfected first priority security interest, shall not exceed the Required Coverage Ratio (as defined below).  Compliance with the foregoing covenant shall be reported as Wells Fargo shall request from time to time in its sole discretion.  “Required Coverage Ratio” shall mean:  (i) 120%, unless one of the following clauses applies; (ii) 150%, if Company’s Adjusted EBITDA for the fiscal year ending March 31, 2015, equals or exceeds $<2,500,000> (as determined based on Company’s CPA-audited financial statements for such fiscal year); or (iii) no requirement (i.e., this Section 5.2(c) shall not apply), if Company’s Adjusted Net Income for any fiscal year equals or exceeds $-0- (as determined based on Company’s CPA-audited financial statements for such fiscal year); provided that (A) if Company satisfies both clauses (ii) and (iii) of this paragraph, this Section 5.2(c) shall not apply, and (B) any change in the Required Coverage Ratio shall begin to apply as of the first day of the first calendar month after receipt by Wells Fargo of Company’s relevant CPA-audited financial statements.”

1.19                        Section 5.2(d) of the Credit Agreements.  Section 5.2(d) of the Credit Agreements is amended to read in its entirety as follows:

“(d)                           Capital Expenditures.  Company shall not incur or contract to incur Capital Expenditures of more than (i) $2,500,000 in the aggregate during Company’s fiscal year ending March 31, 2015, and (ii) zero for each subsequent year until Company and Wells Fargo agree on limits on Capital Expenditures for subsequent periods based on Company’s projections for such periods.”

1.20                        Sections 6.2(a) and (b) of the Domestic Credit Agreement.  Sections 6.2(a) and (b) of the Domestic Credit Agreement are amended to read in their entirety as follows:

“(a)                           Wells Fargo may terminate the Line of Credit and the CapEx Line Commitment and decline to make Advances (including, but not limited to, CapEx Term Advances), and terminate any services extended to Company under the Master Agreement for Treasury Management Services;

(b)                                 Wells Fargo may declare the Indebtedness to be immediately due and payable and accelerate payment of the Revolving Note and the CapEx Term Advances, and all Indebtedness shall immediately become due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which Company hereby expressly waives;”

1.21                        Section 7.4(b) of the Credit Agreements.  Wells Fargo’s address for purposes of Section 7.4(b) of the Credit Agreements is hereby changed to:

Wells Fargo Bank, National Association
2450 Colorado Avenue, Suite 3000W
Santa Monica, CA  90404
Attn:  Relationship Manager—Capstone

1.22                        Exhibit A to Credit Agreements.  The following changes are hereby made to Exhibit A to the Credit Agreements:

(a)                                 The defined term “Advance” that appears in Exhibit A to the Domestic Credit Agreement is hereby amended to read in its entirety as follows:

““Advance” and “Advances” means an advance or advances (i) under the Line of Credit, or (ii) the CapEx Term Advances, as applicable.”

(b)                                 The following defined terms are hereby added to Exhibit A to the Domestic Credit Agreement in the appropriate alphabetical positions:

““CapEx Line Commitment” is defined in Section 1.11.”

““CapEx Term Advance(s)” means each of the CapEx Term Advances that may be made from time to time under Section 1.11.”

““Capital Expenditure Line” is defined in the Recitals.”

““Eligible Equipment” means the Equipment of Company designated by Wells Fargo as eligible from time to time in Wells Fargo’s sole discretion, but excluding Equipment having any of the following characteristics:

(a)                                 Equipment that is subject to any Lien other than in favor of Wells Fargo, except Permitted Liens that are subordinate to the Security Interest on terms and conditions satisfactory to Wells Fargo;

(b)                                 Equipment that has not been delivered to the Premises;

(c)                                  Equipment in which Wells Fargo does not hold a first priority perfected security interest;

(d)                                 Equipment that is obsolete or not currently saleable;

(e)                                  Equipment that is not covered by standard “all risk” hazard insurance for an amount equal to its forced liquidation value;

(f)                                   Equipment that requires proprietary software in order to operate in the manner in which it is intended when such software is not freely assignable to Wells Fargo or any potential purchaser of such Equipment;

(g)                                  Equipment consisting of computer hardware, software, tooling, or molds;

(h)                                 Equipment that is not new when acquired by Company, unless otherwise agreed by Wells Fargo; and

(i)                                     Equipment otherwise deemed unacceptable by Wells Fargo in its sole discretion.”

““Net Cash Proceeds” means the cash proceeds of any asset sale (including cash proceeds received as deferred payments pursuant to a note, installment receivable or otherwise, but only upon actual receipt) net of (a) attorney, accountant, and investment banking fees, (b) brokerage commissions, (c) amounts required to be applied to prior

Liens the repayment of debt secured by a Lien not prohibited by this Agreement on the asset being sold, and (d) taxes paid or reasonably estimated to be payable as a result of such asset sale.”

““Net Forced Liquidation Value” means a professional opinion of the probable Net Cash Proceeds that could be realized at a properly advertised and professionally managed forced sale public auction conducted without reserve under economic trends current within 60 days of the appraisal, which opinion may consider physical location, difficulty of removal, adaptability, specialization, marketability, physical condition, overall appearance and psychological appeal.”

““Net Orderly Liquidation Value” means a professional opinion of the probable Net Cash Proceeds that could be realized at a properly advertised and professionally conducted liquidation sale, conducted under orderly sale conditions for an extended period of time (usually six to nine months), under the economic trends existing at the time of the appraisal.”

(c)                                  The following term that appears in Exhibit A to the Credit Agreements is hereby amended to read in its entirety as follows:

““Daily Three Month LIBOR” means, for any day, the rate per annum for United States dollar deposits determined by Wells Fargo for the purpose of calculating the effective interest rate for loans that reference Daily Three Month LIBOR as the Inter-Bank Market Offered Rate in effect from time to time for the 3 month delivery of funds in amounts approximately equal to the principal amount of such loans.  Company understands and agrees that Wells Fargo may base its determination of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Wells Fargo in its discretion deems appropriate, including but not limited to the rate offered for U.S. dollar deposits on the London Inter-Bank Market.  When interest is determined in relation to Daily Three Month LIBOR, each change in the interest rate shall become effective each Business Day that Wells Fargo determines that Daily Three Month LIBOR has changed.”

2.                                      No Other Changes.  Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreements and the other Loan Documents shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

3.                                      Accommodation Fee.  [Intentionally Omitted].

4.                                      Conditions Precedent.  This Amendment shall be effective when Wells Fargo shall have received an executed original of this Amendment, together with each of the following, each in substance and form acceptable to Wells Fargo in its sole discretion:

4.1                               A Second Amended and Restated Revolving Note related to the Domestic Credit Agreement, duly executed by Company;

4.2                               Second Amended and Restated Revolving Notes related to the Ex-Im Credit Agreement, duly executed by Company;

4.3                               A Certificate of Authority from the Company’s corporate secretary certifying as to (i) the resolutions of the board of directors of Company approving the execution and delivery of this Amendment, (ii) the fact that the certificate of incorporation and bylaws of Company, which were certified and delivered to Wells Fargo pursuant to the Certificate of Authority of Company’s secretary or assistant secretary dated February 9, 2009, continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (iii) the fact that the officers and agents of Company who have been certified to Wells Fargo, pursuant to the Certificate of Authority of Company’s secretary or assistant secretary dated February 9, 2009, as being authorized to sign and to act on behalf of Company continue to be so authorized;

4.4                               Consent and approval of this Amendment by the Export Import Bank of the United States, if required by Wells Fargo;

4.5                               The Acknowledgement and Agreement of Guarantor set forth at the end of this Amendment, duly executed by Guarantor; and

4.6                               Such other matters as Wells Fargo may require.

5.                                      Representations and Warranties.  Company hereby represents and warrants to Wells Fargo as follows:

5.1                               Company has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Amendment and all such other agreements and instruments have been duly executed and delivered by Company and constitute the legal, valid and binding obligation of Company, enforceable in accordance with their terms.

5.2                               The execution, delivery and performance by Company of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to Company, or the certificate of incorporation or bylaws of Company, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Company is a party or by which it or its properties may be bound or affected.

5.3                               After giving effect to this Amendment, all of the representations and warranties contained in Section 4 of, and Exhibit D to, the Credit Agreements are true and correct in all material respects on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date (in which case they shall continue to be true and correct as of such earlier date).

6.                                      References.  All references in the Credit Agreements to “this Agreement” shall be deemed to refer to the relevant Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreements shall be deemed to refer to the relevant Credit Agreement as amended hereby.

7.                                      No Waiver.  The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreements or a waiver of any breach, default or event of default under any Security Document or other document held by Wells Fargo, whether or not known to Wells Fargo and whether or not existing on the date of this Amendment.

8.                                      Release.  Company and the Guarantor signing the Acknowledgment and Agreement of Guarantor set forth below hereby absolutely and unconditionally release and forever discharge Wells Fargo, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents, attorneys, and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which either Company or Guarantor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.  It is the intention of the Company and Guarantor in executing this release that the same shall be effective as a bar to each and every claim, demand and cause of action specified and in furtherance of this intention the Company and Guarantor each waives and relinquishes all rights and benefits under Section 1542 of the Civil Code of the State of California, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MIGHT HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

The parties acknowledge that each may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agree that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts.

9.                                      Costs and Expenses.  Company hereby reaffirms its agreement under the Credit Agreements to pay or reimburse Wells Fargo on demand for all costs and expenses incurred by Wells Fargo in connection with the Loan Documents, including, without limitation, all reasonable fees and disbursements of legal counsel.  Without limiting the generality of the foregoing, Company specifically agrees to pay all reasonable fees and disbursements of counsel to Wells Fargo for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto.  Company hereby agrees that Wells Fargo may, at any time or from time to time in its sole discretion and without further authorization by Company, make a loan to Company under the Credit Agreements, or apply the proceeds of any loan, for the purpose of paying any such reasonable fees, disbursements, costs and expenses.

10.                               Miscellaneous.  This Amendment and the Acknowledgment and Agreement of Guarantor may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.  Transmission by facsimile or “pdf” file of an executed counterpart of this Amendment shall be deemed to constitute due and sufficient delivery of such counterpart.  Any party hereto may request an original counterpart of any party delivering such electronic counterpart.  This Amendment and the rights and obligations of the parties hereto shall be construed in accordance with, and governed by, the laws of the State of California.  In the event of any conflict between this Amendment and the Credit Agreements, the terms of this Amendment shall govern.  The Export-Import Bank of the United States shall be an express intended beneficiary of this Amendment.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

WELLS FARGO BANK,
NATIONAL ASSOCIATION

By:	/s/ Edit Kondoresi
Print Name:	Edit Kondoresi
Title:	Authorized Signatory, Vice President

CAPSTONE TURBINE CORPORATION

By:	/s/ Edward I. Reich
Print Name:	Edward I. Reich
Its:	Executive Vice President and CFO

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ACKNOWLEDGMENT AND AGREEMENT OF GUARANTOR

The undersigned, a guarantor of the indebtedness of Capstone Turbine Corporation (“Company”) to Wells Fargo Bank, National Association (as more fully defined in the Amendment, “Wells Fargo”), acting through its Wells Fargo Business Credit operating division, pursuant to the separate Guaranty dated February 9, 2009 (“Guaranty”), hereby (i) acknowledges receipt of the foregoing Twelfth Amendment to Credit and Security Agreements (“Amendment”); (ii) consents and agrees to the terms (including, without limitation, the release set forth in Section 8 of the Amendment) and execution and performance thereof; (iii) reaffirms all obligations to Wells Fargo pursuant to the terms of the Guaranty; and (iv) acknowledges that Wells Fargo may amend, restate, extend, renew or otherwise modify the Credit Agreements and any indebtedness or agreement of the Company, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under the Guaranty for all of the Company’s present and future indebtedness to Wells Fargo.

CAPSTONE TURBINE INTERNATIONAL, INC.

By:	/s/ Edward I. Reich
Print Name:	Edward I. Reich
Title:	Executive Vice President and CFO

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